Exhibit 5.2

June 14, 2013

Western Refining, Inc.

123 West Mills Avenue, Suite 200

El Paso, Texas 79901

Re: Registration Statement on Form S-4 Relating to $350,000,000 Aggregate Principal Amount of 6.25% Senior Notes

Ladies and Gentlemen:

We have acted as special Arizona counsel to each of the entities listed on Schedule A attached hereto, each an Arizona corporation (collectively, the “Arizona Guarantors”), in connection with that certain registration statement on Form S-4 (the “Registration Statement”) filed by Western Refining, Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company, including the Arizona Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of the Company’s 6.25% Senior Notes due 2021 (the “Exchange Notes”) and the guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by each of the entities listed in the Registration Statement as guarantors (the “Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange in the exchange offer (the “Exchange Offer”) up to $350,000,000 aggregate principal amount of Exchange Notes for a like principal amount of its outstanding 6.25% Senior Notes due 2021 (the “Old Notes”), which have not been registered under the Act, and to exchange the Exchange Note Guarantees for the existing guarantees as to the payment of principal and interest on the Old Notes by the Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Act as set forth in the Registration Statement and will be issued pursuant to the provisions of the Indenture, dated as of March 25, 2013 (as amended and supplemented, the “Indenture”), among the Company, as issuer, the Guarantors (including the Arizona Guarantors) and U.S. Bank National Association, as trustee (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.

A.	Documents Examined

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	The Indenture, including the form of the Exchange Note Guarantees (collectively, the “Note Indenture”);

2.	A specimen form of the Exchange Notes;

3.	The articles of incorporation of each Arizona Guarantor, as presently in effect;

4.	The bylaws of each Arizona Guarantor, as presently in effect; and

5.	Certain resolutions adopted by the board of directors of each Arizona Guarantor relating to the Exchange Offer, the Registration Statement and related matters.

The documents referenced in items (1) and (2) above, inclusive, are hereinafter collectively referred to as the “Opinion Documents.” We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Arizona Guarantors, certificates of public officials, certificates of officers or representative of the Arizona Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

B.	Opinions

Based upon and subject to the foregoing and the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1. Each Arizona Guarantor is a corporation validly existing and in good standing under the laws of the State of Arizona.

2. Each Arizona Guarantor has the requisite corporate power and corporate authority to enter into and carry out the terms and conditions applicable to it under the Note Indenture.

3. The execution, delivery and performance of the Note Indenture has been duly authorized by all requisite corporate action on the part of each Arizona Guarantor.

4. The Note Indenture has been duly executed and delivered by each Arizona Guarantor.

5. The execution and delivery of the Note Indenture by each Arizona Guarantor does not, and the issuance of the Exchange Note Guarantees and the consummation of the transactions contemplated thereby by each Arizona Guarantor will not (i) violate the articles of incorporation or bylaws of such Arizona Guarantor, or (ii) violate any statute or regulation of the State of Arizona, that in our experience, is generally applicable to transactions of this type.

C.	Assumptions

For purposes of the opinions expressed above, we have relied, without investigation or independent verification, on each of the following assumptions: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal competency and capacity of natural persons, (iv) the genuineness of all signatures, (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of the Opinion Documents, respectively, by the Arizona Guarantors, as the case may be) and (vi) as to factual matters, the truthfulness of the representations and statements included in the Opinion Documents and in the certificates of public officials and officers and representatives of the Arizona Guarantors.

D.	Qualifications and Limitations

The opinions set forth above are subject to the following qualifications and limitations:

1. We express no opinion as to matters governed by the laws of any jurisdiction other than the laws of the State of Arizona.

2. This opinion letter speaks only as of the date hereof, and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

4. We express no opinion as to the validity or enforceability of the obligations of the Company or the Guarantors as set forth in the Opinion Documents.

This opinion letter is furnished to you for your benefit in connection with the filing of the Registration Statement. Notwithstanding the foregoing, the law firm of Davis Polk & Wardwell LLP may rely upon this opinion letter in connection with the opinion letter to be filed by such firm with respect to the Registration Statement.

We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Registration Statement referred to above and further consent to the reference to our name under the caption “Validity of Securities” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

            /s/ Snell & Wilmer L.L.P.

SCHEDULE A

ARIZONA GUARANTORS

1.	Giant Four Corners, Inc., an Arizona corporation

2.	Western Refining Southwest, Inc., an Arizona corporation

3.	Western Refining Terminals, Inc., an Arizona corporation

4.	Western Refining Wholesale, Inc., an Arizona corporation

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